     As filed with the Securities and Exchange Commission on March 16, 2001

                                                   Registration No. 333-
                                                                        --------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ERESOURCE CAPITAL GROUP, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                           DELAWARE                                                       23-2265039
  --------------------------------------------------------------                 -------------------------------------
  (State or other jurisdiction of incorporation or organization)                  (IRS Employer Identification Number)

                            3353 PEACHTREE ROAD, N.E.
                                    SUITE 130
                             ATLANTA, GEORGIA 30326
                                 (404) 760-2570
   --------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                                MICHAEL D. PRUITT
                             CHIEF EXECUTIVE OFFICER
                          ERESOURCE CAPITAL GROUP, INC.
                            3353 PEACHTREE ROAD, N.E.
                                    SUITE 130
                             ATLANTA, GEORGIA 30326
                                 (404) 760-2570
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

    Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             EDWARD J. HARDIN, ESQ.
                            DAVID G. THUNHORST, ESQ.
                               ROGERS & HARDIN LLP
                   2700 INTERNATIONAL TOWER, PEACHTREE CENTER
                           229 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 522-4700

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _________

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------


                        CALCULATION OF REGISTRATION FEE


======================================== ==================== ========================== ======================== =================
        TITLE OF EACH CLASS OF                 AMOUNT             PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
      SECURITIES TO BE REGISTERED        TO BE REGISTERED(1)     OFFERING PRICE PER        AGGREGATE OFFERING     REGISTRATION FEE
                                                                     SECURITY(2)                  PRICE
---------------------------------------- -------------------- -------------------------- ------------------------ -----------------

Common Stock, $.04 par value (3)              7,729,684                 .935                  $7,227,254.51            $1,807
---------------------------------------- -------------------- -------------------------- ------------------------ -----------------

Common Stock, $.04 par value,                 7,753,745                 .935                  $7,249,751.58            $1,813
underlying warrants and options (3) (4)
---------------------------------------- -------------------- -------------------------- ------------------------ -----------------

(1) The shares in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares that may become issuable as a result of any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the American Stock Exchange on March 12, 2001.

(3) Securities being registered for resale only.

(4) Shares of Common Stock issuable upon exercise of Common Stock purchase warrants and options held by the Selling Stockholders under this Registration Statement. An indeterminate number of additional shares is registered under this Registration Statement that may be issued, as provided in the Common Stock purchase warrants, to prevent dilution resulting from stock splits, stock dividends or similar transactions.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY
PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MARCH 16, 2001

                  The information in this prospectus is not complete, and it may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling stockholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted.

                          ERESOURCE CAPITAL GROUP, INC.
                      3353 PEACHTREE ROAD, N.E., SUITE 130
                                ATLANTA, GEORGIA
                                 (404) 760-2570

                                15,483,429 SHARES
                                  COMMON STOCK

                  This prospectus relates to the resale of up to a maximum of 15,483,429 shares of common stock, par value $.04 per share (the "Common Stock"), which may be sold from time to time by certain stockholders (the "Selling Stockholders") of eResource Capital Group, Inc. (the "Company" or "We") identified in the "Selling Stockholders" section of this prospectus beginning on page 12. The shares that may be resold pursuant to this prospectus (the "Shares") include 7,729,684 shares of Common Stock owned by the Selling Stockholders and 7,753,745 shares of Common Stock issuable upon the exercise of warrants and options owned by the Selling Stockholders. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to certain of the Selling Stockholders to register for resale the Shares issued to them and the Shares issuable upon exercise of the warrants or options issued to them.

                  We are not offering or selling any shares of our Common Stock pursuant to this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will, however, receive proceeds if the Selling Stockholders pay cash to exercise some or all of the warrants or options owned by the Selling Stockholders. We will bear the expenses of the offering of the Shares, except that the Selling Stockholders will pay any applicable underwriting discounts, brokerage fees or commissions and transfer taxes, as well as fees and disbursements of their counsel and advisors.

                  Our Common Stock is traded on the American Stock Exchange under the symbol "RCG." The closing sales price of our Common Stock on March 12, 2001 was $0.99 per share.

                  INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT YOU SHOULD CONSIDER.

                  THE SHARES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 16, 2001.

                              ---------------------

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
           Risk Factors..........................................       4
           Forward Looking Statements............................       9
           About the Company.....................................      10
           Use of Proceeds.......................................      12
           Selling Stockholders..................................      12
           Plan of Distribution..................................      14
           Legal Matters.........................................      16
           Experts...............................................      16
           Where You Can Find More Information...................      16
           Incorporation of Certain Documents By
             Reference...........................................      17

WE HAVE NOT AUTHORIZED ANYONE (INCLUDING ANY SALESMAN OR BROKER) TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS DIFFERENT FROM THE INFORMATION INCLUDED IN THIS PROSPECTUS OR THAT IS NOT INCLUDED IN THIS PROSPECTUS.

                                 ---------------


                                  RISK FACTORS

         You should carefully consider the risk factors set forth below, as well as the other information in this prospectus, in evaluating whether to purchase the Shares.

         WE HAVE BEEN INCURRING OPERATING LOSSES AND THERE CAN BE NO ASSURANCE THAT WE WILL ACHIEVE OR SUSTAIN PROFITABILITY.

         We incurred operating losses in our fiscal year ended June 30, 2000 and in each of the first two fiscal quarters of our current fiscal year. Our past operating losses include significant losses associated with our aviation businesses and in particular losses associated with the development of our Private Seats(TM) program and our jet shuttle service based in Norfolk, Virginia. While we have suspended our operations of both the Private Seats(TM) AND Norfolk jet shuttle programs, our other businesses have been and continue to incur operating losses as well. We expect to continue to incur operating costs in connection with our efforts to expand our existing businesses and to grow through acquisitions. We also expect to incur substantial non-cash costs relating to the amortization of goodwill related to recent and future business acquisitions which will contribute to our net losses. As a result of these costs and uncertain revenue growth, there can be no assurance that we will achieve or sustain profitability.

         OUR RECENTLY ACQUIRED BUSINESSES HAVE LIMITED OPERATING HISTORIES.

         We acquired DM Marketing, Inc. ("DMM"), Internet Aviation Services, Ltd. ("IASL") and Avenel Ventures, Inc. ("Avenel") during the current fiscal year. DMM was formed in October 1998 and IASL and Avenel were both formed during calendar year 2000. Each of these companies has incurred losses since its inception and has a limited operating history. As a result, there is limited information upon which to base an evaluation of our business and prospects. You should evaluate our chances of financial and operating success in view of the risks, uncertainties, expenses, delays and difficulties associated with starting new businesses.

         WE NEED TO RAISE ADDITIONAL FUNDS IN ORDER TO CONTINUE TO OPERATE AND GROW OUR BUSINESS.

         Based on our current operations and projections, we anticipate that our available funds will be sufficient to satisfy our existing businesses anticipated needs for working capital, but that we will need to raise additional funds in order to grow our business and continue the execution of our business acquisition strategy. Moreover, if our actual revenues are less than our projections, we may need additional funds to continue to operate our existing businesses. If we are unable to raise additional funds through the private equity markets we may be required to sell certain of our assets (including our real estate assets and marketable securities) in order to provide needed liquidity. If we raise additional funds by issuing additional equity securities, the percentage ownership of our current stockholders will be diluted. We currently do not have any binding commitments for additional financing and cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. In addition, our ability to complete future financings may be affected by the market price of our Common Stock. If adequate funds are not available on acceptable terms, we will not be able to continue to fund our existing businesses or our planned expansion or take other steps necessary to enhance our business.

         WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR ACQUISITION STRATEGY.

         We plan to grow our business through strategic acquisitions. Our ability to do so depends on a number of factors including our ability to identify companies that fall within our business plan and our ability to acquire such companies on acceptable terms. Even if we are able to identify and acquire such companies, acquisitions of companies involve numerous risks, including, the inability to assimilate acquired operations, diversion of management attention, loss of key employees of acquired companies and substantial transaction costs. It is likely that the companies we may acquire may be operating at a loss and may require significant time, effort and capital in order to achieve profitability. In addition, acquisitions by us in the future will result in the further dilution of our equity securities and the creation of goodwill or other intangible assets that could result in significant amounts of expense going forward. Each of the above factors could be materially adverse to our business and could impair the value of our Common Stock.

         WE HAVE BEEN UNSUCCESSFUL IN IMPLEMENTING OUR PRIOR BUSINESS PLANS, HAVE RECENTLY MODIFIED OUR BUSINESS PLAN AND MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR CURRENT BUSINESS PLAN.

         During our fiscal year ending June 30, 2000, we incurred substantial expenses developing our Private Seats(TM) program. We were unable to generaTE sufficient customer use of our Private Seats(TM) program and had to discontinue the service shortly after it was launched. As a result, we made a decisiON to diversify through the acquisitions of DMM, IASL and Avenel. In addition, we expanded our business plan to attempt to acquire expansion-stage technology companies. At the same time, we have had a change in our executive team. However, we have limited resources and there can be no assurance that we will be able to implement our expanded business plan or achieve profitability. In addition, while we have no intention to change our business strategy in the future, if we are not successful in implementing our new strategy or if we otherwise believe it to be in our best interest, we may modify or change our business plans.

         OUR ACQUISITION STRATEGY HAS AND WILL CONTINUE TO DILUTE OUR CURRENT STOCKHOLDERS' OWNERSHIP.

         We have issued a total of 16,900,000 shares in connection with the acquisitions of IASL, DMM and Avenel. Our acquisition strategy contemplates that we will continue to issue shares of our Common Stock to make strategic acquisitions and attempt to grow our business. However, each of the acquisitions that we complete in the future will further dilute our current stockholders' ownership interest in the Company.

         DMM MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

         DMM began operations on October 2, 1998 and since then has not achieved profitability. DMM currently utilizes 10 out of the 35 customer service representative seats in its call center. DMM's ability to become profitable depends in part on its ability to more fully utilize these seats. Although DMM continues to pursue additional contracts to utilize its customer service representative capacity, there is no guarantee that it will obtain adequate contracts to utilize the remaining seats or that it will be able to maintain its current customers. Failure to fill these seats and utilize DMM's capacity would likely result in DMM continuing to operate at a loss.

         THE SUCCESS OF AVENEL AND OTHER COMPANIES WE MAY ACQUIRE PURSUANT TO OUR BUSINESS PLAN ARE SUBJECT TO INTENSE COMPETITION.

         The success of our business plan depends greatly on increased use of the Internet for advertising, marketing, providing services and conducting business. The current slow down in internet advertising and decline in e-business generally may adversely affect our success. The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with the products and services of Avenel and other companies we may acquire. In addition, many of the current and potential competitors of Avenel and other companies we may acquire have greater financial, technical, operational and marketing resources than those of Avenel or other companies we may acquire. We may not be able to compete successfully against these competitors. Competitive pressures may also force prices for Internet goods and services down and such price reductions may cause Avenel and other companies we may acquire to operate at a loss.

         WE FACE COMPETITION FROM OTHER ACQUIRORS OF, AND INVESTORS IN, INTERNET-RELATED VENTURES WHICH MAY PREVENT US FROM REALIZING STRATEGIC OPPORTUNITIES.

         We plan to acquire or invest in existing companies that we believe are complementary to our existing operations and fulfill our business plan. In pursuing these opportunities, we face competition from other capital providers and operators of Internet-related companies, including publicly-traded Internet companies, venture capital companies and large corporations. Some of these competitors have greater financial resources than we do. This competition may limit our opportunity to acquire interests in companies that we believe could help us fulfill our business plan and increase our value.

         OUR GROWTH PLACES STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

         Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Our further growth will increase this strain on our managerial, operational and financial resources, inhibiting our ability to successfully implement our business plan.

         THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS COULD SUBSTANTIALLY DILUTE EXISTING STOCKHOLDERS AND COULD HAVE A NEGATIVE EFFECT OUR STOCK PRICE.

         We have adopted the eResource Capital Group, Inc. Stock Compensation Plan (the "Plan") and our stockholders have authorized the issuance of options to acquire up to 20,000,000 shares of Common Stock under the Plan. Currently, we have outstanding options for 7,210,000 shares under the Plan that have been granted to our officers, directors and employees of which options for 4,700,000 shares are vested. Options for 2,000,000 shares of Common Stock that were issued under the Plan were exercised in February and March of this year. In addition to options issued under the Plan, we currently have outstanding options and warrants for up to 20,670,120 shares. The shares underlying 7,753,745 of these non-Plan warrants and options are being registered pursuant to this prospectus. Our outstanding options and warrants have exercise prices ranging from $.04 to $4.00. The exercise of these options or warrants will dilute the percentage ownership of our current stockholders and the potential sale of shares issued upon the exercise of these warrants or options could have a negative impact on the market price of our Common Stock.

         IF THE SELLING STOCKHOLDERS SELL A SUBSTANTIAL AMOUNT OF THEIR SHARES, THESE SALES COULD HAVE AN ADVERSE IMPACT ON OUR STOCK PRICE.

         There are several stockholders who own significant blocks of our Common Stock, including those registering the possible sale of their Shares under this prospectus. If each of these significant stockholders sold a substantial amount of our Common Stock as allowed under the Securities Act, such sales could have a significant negative impact on the market price of our Common Stock. This prospectus could result in a large number of shares of our Common Stock being sold in the market which, in turn, could result in a reduction in the market price of our Common Stock.

         THE FUTURE SALES OF RESTRICTED SECURITIES COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.

         The market price of our Common Stock could be negatively affected by the future sale of shares of restricted Common Stock, including shares of restricted Common Stock underlying options and warrants that have been issued by us. Approximately 46,600,000 issued and outstanding shares of our Common Stock are believed to be restricted securities as defined in Rule 144 promulgated under the Securities Act, of which 5,869,000 shares have been held for over two years and 9,954,000 shares have been held for over one year. Rule 144 provides generally that restricted securities must be held for one year prior to resale and provides certain additional limitations on the volume of such shares that a beneficial owner may sell in any three month period thereafter. Generally, non-affiliated stockholders may sell restricted shares that have been held for at least two years without any limitations. In addition, Rule 145 permits the sale by non-affiliates of restricted securities issued in connection with certain business combinations one year after such shares are issued. As restricted shares become eligible for resale pursuant to Rule 144 or Rule 145, the number of sellers of our Common Stock could increase significantly and, as a result, the market price of our Common Stock could decrease.

         WE DEPEND ON CERTAIN IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM OUR BUSINESS.

         Our performance is substantially dependent on the performance of our executive officers and other key employees. The familiarity of these key employees with the technology and Internet industry and the familiarity of the key employees of IASL with the leisure charter services business makes them especially critical to our success. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business. Our success also depends on our continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.

         INABILITY TO PROTECT INTELLECTUAL PROPERTY RIGHTS.

         We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology, brand and marks. These laws and contractual provisions provide only limited protection of proprietary rights and technology. If we are not able to protect our intellectual property, proprietary rights and technology, we could lose those rights and incur substantial costs policing and defending those rights. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate.

         IASL MAY NOT OBTAIN PROFITABILITY.

         IASL began operations in November 2000 and since then has not achieved profitability. From November 2000 to January 2001 IASL operated a jet shuttle service to New York City and Orlando, Florida from Norfolk, Virginia (the "Norfolk Jet Shuttle"). IASL was unable to attract sufficient passengers for this jet shuttle service and as a result discontinued it. IASL currently offers charter jet services for casino and tour operators. The air service is currently based in Memphis, Tennessee and Charlotte, North Carolina. While IASL is able to achieve positive profit margins on its current services, IASL will need to expand the number of chartered flights it offers in order to achieve and maintain profitability. Although IASL is pursuing additional contracts to provide charter jet services, there is no guarantee IASL can secure such contracts.

         IASL IS DEPENDENT ON THE AVAILABILITY AND QUALITY OF CHARTER FLIGHT OPERATORS AND MAY BE NEGATIVELY EFFECTED IF THE COST OF CHARTERING FLIGHTS INCREASES.

         IASL does not own or operate any aircraft and is dependent upon certified charter operators to provide all flight services. The success of IASL will depend directly on the ability of certified charter operators to provide quality service to IASL's customers at reasonable prices to IASL. Shortages in available charter aircraft could be disruptive to IASL's business and could damage its brand name and result in fewer customers. If the costs of operating charter flights increase over time, the charter operators may increase the price of chartering a flight. In that event, IASL will have to increase the price it charges its customers or experience a reduced profit margin it receives from each flight. IASL will have limited control over the cost of chartering flights which could increase as a result of changes in operating costs (such as jet fuel, pilot fees, airport fees or maintenance fees) or as a result of other factors such as high demand for charter flights or general economic conditions. If charter costs increase and, as a result, IASL increases the price of a seat purchased on IASL's chartered flights, IASL may lose customers to competitors.

         GOVERNMENT REGULATION OF THE TRAVEL INDUSTRY COULD IMPACT IASL'S OPERATIONS.

         Certain segments of the travel industry are regulated by the United States Government and, while IASL is not currently required to be certified or licensed under such regulation, certain services offered by IASL are affected by such regulation. Charter flights operators, upon which IASL depends, are subject to vigorous and continuous certification requirements by the Federal Aviation Administration. Changes in the regulatory framework for charter aviation travel could adversely affect IASL's business, operations and financial condition.

         IASL FACES INTENSE COMPETITION FOR CUSTOMERS FROM THE TRAVEL INDUSTRY.

         IASL provides charter jet travel which services Tunica, Mississippi and Cancun, Mexico and faces intense competition from commercial airlines for the potential customers who travel to these locations and other locations that IASL may serve in the future. These commercial airlines have greater resources, marketing efforts and brand equity than does IASL and they also offer a potential customer more flights to these locations than does IASL. Furthermore, travelers have numerous choices of location when choosing travel destinations. Since IASL offers only limited travel destinations, it faces intense competition from travel agents, commercial airlines, hotels, resorts, casinos and other organizations in the travel industry that offer alternative travel destinations to those offered by IASL. Such competitors possess far greater capital and human resources, marketing efforts and brand equity than does IASL. If IASL is unable to compete effectively with its various competitors in the travel industry, it will not achieve profitability.

         WE DO NOT INTEND TO PAY DIVIDENDS.

         We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.


                           FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY PROVE NOT TO BE ACCURATE. This prospectus (including information included or incorporated by reference herein) contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act which represent our expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this prospectus (including, without limitation, the statements under "About the Company" and elsewhere herein) and in our filings that are incorporated by reference herein are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading "Risk Factors," beginning on page 4 of this prospectus, prospective investors are urged to consider carefully such factors.

                                ABOUT THE COMPANY

         WHO WE ARE

         We are a Delaware corporation engaged in the operation of:

         -        a leisure charter travel service business,
         -        a telecommunications call center business,
         -        a technology investment and advisory services business, and
         -        certain limited commercial real estate activities.

Our current operating subsidiaries include DMM, IASL, Avenel, Avenel Alliance, Inc. and West Side Investors, Inc. During the first half of fiscal year 2001, we modified and expanded our business plan to target the acquisition of expansion-stage companies in five technology industry segments: e-commerce, Internet infrastructure, technology professional services, enabling technology and data communication systems. These industry segments may be defined as follows: (i) companies in the e-commerce segment use the Internet as a sales channel to drive profitability and growth, (ii) companies in the Internet infrastructure segment sell equipment infrastructure on which the Internet or IP based networks are delivered or accessed, (iii) companies in the technology professional services segment provide marketing, financial and other consulting services related to technology companies, (iv) companies in the enabling technology industry segment improve performance or delivery of Internet or network based services, and (v) companies in the data communications systems segment use the Internet, wireless or network technology to provide a data or communication network. We are in the initiative phases of our expanded strategy and continue to focus on existing operations as well as our efforts to implement this strategy.

         OUR SUBSIDIARIES

         DMM operates a thirty-five (35) seat (10 of which are currently utilized) telecommunications call center located in Pensacola, Florida providing telemarketing, help desk and other services to Internet related companies. DMM commenced operations on October 2, 1998 and was acquired by us on September 7, 2000.

         IASL is a leisure and travel services company which currently offers charter aviation services to leisure destinations. IASL is an indirect charter operator which does not own or operate any aircraft. Instead, IASL has contracted with Southeast Airlines on an annual basis for two chartered passenger jet aircraft for casino trips and for tour operators providing vacation packages to warm weather destinations. The aircraft are based in Memphis, Tennessee and Charlotte, North Carolina. Air service is provided for casinos in Tunica, Mississippi from various cities and to Cancun, Mexico from both Memphis and Charlotte. IASL is pursuing additional contracts in casino and leisure charters and exploring opportunities in direct marketing of leisure trip packages. From November 2000 to January 2001, IASL contracted with Southeast Airlines to charter two passenger jet aircrafts to provide jet shuttle service for the Norfolk Jet Shuttle. Due to low customer demand, IASL discontinued the Norfolk Jet Shuttle operations in January 2001 and terminated its airline contract.

         Avenel is a technology investment and e-commerce advisory firm that operates in the technology professional services segment by providing services to clients implementing strategies in e-commerce and Internet marketing. Avenel Alliance, Inc., a wholly-owned subsidiary of Avenel ("Alliance"), creates e-commerce strategies, performs business development, sales and marketing, merger and acquisition functions, and web site analysis for its partner companies and other organizations. Alliance also analyzes and researches business proposals from prospective companies in which we may invest or seek to acquire.

         COMMERCIAL AND RESIDENTIAL REAL ESTATE OPERATIONS

         We also own and operate two commercial shopping centers in the Atlanta, Georgia area through our subsidiary West Side Investors, Inc. We do not plan to acquire additional commercial real estate.

         We discontinued our residential real estate development business in fiscal year 1999. During fiscal years 1999 and 2000, we disposed of the majority of our residential real estate holdings. We currently hold two residential real estate properties, including 100 acres of undeveloped residential real estate in Albany, Georgia and 800 partially-developed acres in Freeport, Florida. We plan to sell the residential real estate properties when and if we are able to reach agreement with a buyer on terms acceptable to us.

         RECENT DEVELOPMENTS

         We have signed a non-binding letter of intent to acquire a controlling interest in LST, Inc., d/b/a LifeStyle Technologies, a technology company operating in the Internet infrastructure segment that provides home networking technology applications to home building organizations and home owners, including high speed Internet services, satellite services, communication services, security, video and voice entertainment systems, as well as long distance and local telephone services. While we currently intend to complete the acquisition, there can be no assurance that we will be able to do so.

         OUR CORPORATE HISTORY

         From fiscal year 1996 and through the first half of fiscal year 1999, we engaged primarily in the design, development and sale of single-family subdivisions. In the second half of fiscal year 1999, we also acquired commercial real estate businesses consisting of two strip-mall shopping centers and a hotel development concept at private aviation airports. Also during the second half of fiscal year 1999, we decided to discontinue our residential real estate development operations and focus primarily on developing an Internet Web site to provide access to private aviation travel services. We changed our name to flightserv.com in June 1999 to reflect the new business direction.

         In fiscal years 1999 and 2000, we developed our Private Seats(TM) program to provide, as agent, Internet access to private jet flight and relatED services. The Private Seats(TM) program was designed to sell, directly to the public, tickets for air travel out of alternative airports on corporate jeTS between city pairs such as Atlanta and New York. We launched the Private Seats(TM) program in March 2000, but were not able to generate customer bookingS, had very minimal revenue and did not book any flights after June 2000. We do not expect to utilize the Private Seats(TM) program but, through IASL, continUE to evaluate alternate private charter services.

         In August and September 2000, we acquired IASL and DMM, respectively. In October 2000, as part of our expanded business plan, we changed our name to eResource Capital Group, Inc. In February 2001, also as part of this expanded business plan, we acquired Avenel.

         OUR ADDRESS AND PHONE NUMBER

         Our principal executive offices are located at 3353 Peachtree Road, N.E., Suite 130, Atlanta, Georgia 30326 and 5935 Carnegie Blvd., Suite 101, Charlotte, North Carolina 28209. Our telephone number at our Atlanta office is
(404) 760-2570 and at our Charlotte office is 704-553-9330.


                                 USE OF PROCEEDS

         All of the Shares of our Common Stock offered hereby are being sold by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares. We will receive proceeds if the warrants and options issued to the Selling Stockholders are exercised for cash. However, we do not control the exercise of the warrants or options and do not know whether any or all of the warrants or options will be exercised. In addition, certain of the warrants issued to the Selling Stockholders provide the Selling Stockholders with the right to exercise the warrants in cashless transactions. To the extent such warrants are exercised through cashless transactions, we will not receive any additional proceeds at the time such warrants are exercised. We intend to use the proceeds we receive, if any, upon exercise of the warrants or options, for general corporate purposes.


                              SELLING STOCKHOLDERS

The table below identifies each Selling Stockholder and sets forth information, to the best of our knowledge, regarding each Selling Stockholders' beneficial ownership of Shares of our Common Stock. This information is based upon information provided by each respective Selling Stockholder and Schedules 13D and other public accounts filed with the Commission.

         The Shares offered by this prospectus may be offered for sale from time to time by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of the Shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any Shares, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after the completion of this offering, unless it is assumed that all the Shares offered pursuant to this prospectus are sold. Except as indicated below, none of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the Shares or other of our securities.

         The number of Shares of Common Stock beneficially owned by the Selling Stockholders includes the Shares of Common Stock beneficially owned by the Selling Stockholders as of the date of this prospectus and Shares of Common Stock underlying warrants or options held by Selling Stockholders that are exercisable within sixty (60) days of March 7, 2001. Except as otherwise indicated, to our knowledge, the Selling Stockholders have sole voting and investment power with respect to all Shares beneficially owned by them, or with respect to the Shares underlying options or warrants, will have sole voting and investment power at the time such Shares are sold. The percentages shown in the table below are based upon 61,687,654 shares of Common Stock outstanding as of March 7, 2001. The numbers shown in the column "Number of Shares That May be Offered Pursuant to this Prospectus" include additional Shares of Common Stock that may be issued to certain of the Selling Stockholders upon exercise of any warrants or options held by them.

                                                                                                              PERCENT OF
                                                                                                             OUTSTANDING
                                                                                                             SHARES TO BE
                                                                                                             BENEFICIALLY
                                                                                                             OWNED IF ALL
                                                                                                           SHARES WHICH MAY
                                                                       NUMBER OF SHARES  NUMBER OF SHARES     BE OFFERED
                                                 NUMBER OF SHARES        THAT MAY BE       BENEFICIALLY    PURSUANT TO THIS
                                                BENEFICIALLY OWNED     OFFERED PURSUANT    OWNED AFTER      PROSPECTUS ARE
             SELLING STOCKHOLDERS               BEFORE OFFERING (1)   TO THIS PROSPECTUS   OFFERING (1)        SOLD (1)
-----------------------------------------------------------------------------------------------------------------------------
Acqua Wellington Value Fund, Ltd.                   2,455,431(2)        2,455,431(2)            0                 0
-----------------------------------------------------------------------------------------------------------------------------

Catizone, Carmine & Pat                               100,000             100,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Catizone, Pat & Barbara                               100,000             100,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Claulice, Despina M.                                    8,000               8,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Corsica Marketing Service                             266,667             266,667               0                 0
-----------------------------------------------------------------------------------------------------------------------------

DC Investment Partners Exchange Fund, L.P.            363,872(3)          363,872(3)            0                 0
-----------------------------------------------------------------------------------------------------------------------------

Fairwinds Investment                                  193,333             193,333               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Four Corners Capital, LLC(4)                        3,857,042(5)        3,857,042(5)            0                 0
-----------------------------------------------------------------------------------------------------------------------------

Galland, Kharasch, Greenberg, Fellman &               400,000(6)          400,000(6)            0                 0
Swirsky, P.C.
-----------------------------------------------------------------------------------------------------------------------------

Garner, Robert                                        310,000             310,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Gold, Robert M.                                       300,000             300,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Gordon, George                                        140,000             140,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Herold, Glenn F.                                       12,000              12,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Hjelle, Eirik                                          41,333              41,333               0                 0
-----------------------------------------------------------------------------------------------------------------------------

International Internet, Inc.                          550,000             550,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Lazard, Freres & Co., LLC                           2,000,000(7)       2,000,000(7)           0                 0
-----------------------------------------------------------------------------------------------------------------------------

Morris, W.L.                                          670,000             670,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Pope, Thomas D.                                        30,000              30,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Peterson, Joseph G.                                     5,400               5,400               0                 0
-----------------------------------------------------------------------------------------------------------------------------

SGD Holdings, Ltd. (8)                                800,000             800,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Smith, Marianne                                        66,666              66,666               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Turner, Terry                                         300,000             300,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Vance Executive Protection, Inc.                      947,019(9)          947,019(9)            0                 0
-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================
                                                                                                              PERCENT OF
                                                                                                             OUTSTANDING
                                                                                                             SHARES TO BE
                                                                                                             BENEFICIALLY
                                                                                                             OWNED IF ALL
                                                                                                           SHARES WHICH MAY
                                                                      NUMBER OF SHARES   NUMBER OF SHARES     BE OFFERED
                                                 NUMBER OF SHARES       THAT MAY BE        BENEFICIALLY    PURSUANT TO THIS
                                                BENEFICIALLY OWNED    OFFERED PURSUANT     OWNED AFTER      PROSPECTUS ARE
             SELLING STOCKHOLDERS               BEFORE OFFERING (1)  TO THIS PROSPECTUS    OFFERING (1)        SOLD (1)
-----------------------------------------------------------------------------------------------------------------------------

Vertical Computer Systems, Inc.(10)                   800,000             800,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

West Main Investments                                 700,000             700,000               0                 0
-----------------------------------------------------------------------------------------------------------------------------

Wussler, Robert                                        66,666              66,666               0                 0
-----------------------------------------------------------------------------------------------------------------------------

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Includes shares underlying a warrant to purchase 1,630,077 shares of Common Stock.

(3) Includes shares underlying warrants to purchase 123,802 shares of Common Stock.

(4) Joel Goldberg, a member of Four Corners Capital, LLC, was a director of the Company from February 10, 1999 through December 2, 1999.

(5) Includes shares underlying a warrant and option to purchase 3,599,866 shares of Common Stock. Four Corners Capital, LLC provided investment banking services to us and in return received 200,000 shares of Common Stock and options to purchase 1,000,000 shares of Common Stock in connection with such services. The remainder of the Shares and warrants owned by Four Corners Capital, LLC were issued in connection with a private placement transaction.

(6) Represents shares underlying warrants to purchase 400,000 shares of Common Stock which were issued in connection with the provision of certain legal services to us.

(7) Represents shares underlying a warrant to purchase 2,000,000 shares of Common Stock issued in connection with an agreement to provide investment banking and consulting services to us.

(8) Alliance entered into an Agreement dated Sept 5, 2000 with SGD Holdings, Ltd. to provide strategic alliances services in exchange for commissions and equity in SGD Holdings, Ltd.

(9) Represents shares received upon the exercise of a warrant issued to Vance Executive Protection, Inc. in connection with a strategic alliance established with us to provide our customers with services to be sold over the Internet.

(10) Alliance entered into a Business Development and Marketing Agreement dated Sept 7, 2000 with Vertical Computer Systems, Inc. with an initial term of one year to provide services in connection with its internet, e-commerce and software services in exchange for monthly fees, commissions and equity in Vertical Computer Systems, Inc.

                              PLAN OF DISTRIBUTION

         All or part of the Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in privately negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For purposes of this prospectus, the term "Selling Stockholder" includes donees, transferees, pledgees or other successors in interest of or to the Selling Stockholder, that receive the Shares as a gift, partnership or limited liability company distribution or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The methods by which the Shares may be sold or distributed may include, but are not limited to, the following:

- a cross or block trade in which the broker or dealer engaged by a Selling Stockholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

-        an exchange distribution in accordance with the rules of such exchange;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;

-        privately negotiated transactions;

- short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales;

- delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and

-        a combination of any such methods of sale or distribution.

         In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a Selling Stockholder or from the purchasers in amounts to be negotiated immediately prior to the sale. A Selling Stockholder may also sell the Shares in accordance with Rule 144 under the Securities Act or pursuant to other exemptions from registration under the Securities Act.

         If the Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a prospectus supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares specified in such prospectus supplement if any such Shares are purchased. This prospectus also may be used by brokers who borrow the Shares to settle short sales of shares of our Common Stock and who wish to offer and sell such Shares under circumstances requiring use of the prospectus or making use of the prospectus desirable.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts, calls and other transactions in our securities, or derivatives thereof, and may sell and deliver the Shares in connection therewith.

         None of the proceeds from the sales of the Shares by the Selling Stockholders will be received by us. We will bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders, including all costs incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         The Selling Stockholders, and any broker-dealer who acts in connection with the sale of Shares hereunder, may be deemed to be an "underwriter" as that term is defined in the Securities Act and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Selling Stockholders, any underwriters and certain other participants in an underwriting or distribution of the Shares and their directors, officers, employees and agents against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. Rogers & Hardin LLP is the holder of warrants to purchase up to 750,000 shares of Common Stock.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The financial statements of DM Marketing, Inc. as of December 31, 2000 and for the year then ended, have been incorporated by reference in this prospectus in reliance on the report of Waller, Crook & Jones, P.C., independent auditors, incorporated by reference herein, given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy the registration statement of which this prospectus is a part, as well as such reports, proxy statements and other information, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's Web site at http://www.sec.gov. You may also inspect reports, proxy and information statements and other information about us at The American Stock Exchange at 86 Trinity Place, New York, New York 10006.

                      INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the earlier of the date the Selling Stockholders sell all the Shares or such other date as the offering is terminated and any unsold Shares are deregistered by the filing of a post-effective amendment:

         - Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;

         - Our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2000 and December 31, 2000;

         -        Our Current Reports on Form 8-K filed with the Commission on
                  (i) September 22, 2000, and amended on November 13, 2000, reporting the acquisition of DM Marketing, Inc.; and (ii) February 28, 2001 reporting the acquisition of Avenel Ventures, Inc.;

         - Our amended Quarterly Reports on Form 10-QSB/A for the quarters ended September 30, 1999; December 31, 1999; and March 31, 2000; all filed with the Commission on October 12, 2000;

         - Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on January 19, 2001, filed with the Commission on January 2, 2001; and

         - Our Registration Statement on Form 8-A filed with the Commission on July 19, 1996.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                          eResource Capital Group, Inc.
                            3353 Peachtree Road, N.E.
                                    Suite 130
                             Atlanta, Georgia 30326
                          Attention: William L. Wortman
                            Telephone: (404) 760-2570

         This prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement that we filed with the Commission. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each such statement is qualified in its entirety by references to the applicable document filed with the Commission.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the respective document.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses to be paid in connection with the offering of the securities being registered are as follows and will be borne by the
Registrant:

SEC Registration Fee..........................................    $  3,620
Legal Fees and Expenses.......................................   *$ 25,000
Accounting and other Miscellaneous Fees and Expenses..........   *$  2,500
          Total...............................................    $ 31,120

----------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled in indemnity.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

        3(i)      --       Restated Certificate of Incorporation, as filed with
                           the Secretary of State of Delaware (Incorporated by
                           reference to Exhibit 3.1 to the Company's Quarterly
                           Report for the quarter ended December 31, 2000 on
                           Form 10-QSB filed on February 14, 2000).

        3(ii)     --       Amended and Restated Bylaws of the Registrant
                           (Incorporated by reference to Exhibit 3.4 to the
                           Company's Annual Report on Form 10-KSB for the period
                           ended June 30, 2000).

        4.1       --       Registration Rights Agreement between the Company,
                           Four Corners Capital, LLC and DC Investment Partners
                           Exchange Fund, Ltd. dated January 23, 2001
                           (incorporated by reference to Exhibit 4.1 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.2       --       Registration Rights Agreement between the Company and
                           Acqua Wellington Value Fund, Ltd. dated January 23,
                           2001 (incorporated by reference to Exhibit 4.2 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.3       --       General Release and Settlement between the Company,
                           Four Corners Capital, LLC and DC Investment Partners
                           Exchange Fund Ltd. dated January 23, 2001
                           (incorporated by reference to Exhibit 10.4 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.4       --       Option Agreement between the Company and Four Corners
                           Capital, LLC dated January 23, 2001 (incorporated by
                           reference to Exhibit 10.4 to the Company's Quarterly
                           Report for the quarter ended December 31, 2000 on
                           Form 10-QSB filed on February 14, 2001).

        4.5       --       Warrant between the Company and Four Corners Capital,
                           LLC dated January 23, 2001 (incorporated by reference
                           to Exhibit 10.4 to the Company's Quarterly Report for
                           the quarter ended December 31, 2000 on Form 10-QSB
                           filed on February 14, 2001).

        4.6       --       Warrant between the Company and DC Investment
                           Partners Exchange Fund Ltd. dated January 23, 2001
                           (incorporated by reference to Exhibit 10.4 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.7       --       Warrant Certificate dated as of January 3, 2000
                           between the Company and Lazard Freres & Co., LLC,
                           which includes registration rights (incorporated by
                           reference to the Company's Quarterly Report for the
                           quarter ended March 31, 2000 on Form 10-QSB filed on
                           May 15, 2000 and amended on October 12, 2000).

        4.8       --       Warrant Certificate between the Company and Galland,
                           Kharasch, Greenberg, Fellman and Swirsky, P.C. dated
                           June 16, 1999 which includes registration rights.

        4.9       --       Warrant Certificate between the Company and Vance
                           Executive Protection, Inc. dated April 30, 1999 which
                           includes registration rights.

        5.1       --       Opinion and Consent of Rogers & Hardin LLP.

        23.1      --       Consent of Rogers & Hardin LLP (included in Exhibit
                           5.1).

        23.2      --       Consent of Ernst & Young LLP, independent
                           auditors to eResource Capital Group, Inc.
                           (to be filed by amendment)

        23.3      --       Consent of Waller, Crook & Jones, P.C., independent
                           auditors (DM Marketing, Inc.).

        24.1      --       Powers of Attorney (included on the signature page to
                           this Registration Statement).

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

                  Provided, however, that (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (5) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the By-laws of Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Atlanta, Georgia, on this 16th day of March, 2001.

                                ERESOURCE CAPITAL GROUP, INC.


                                By:  /s/ Michael D. Pruitt
                                   ------------------------------------
                                     Michael D. Pruitt
                                     Chief Executive Officer

         We, the undersigned officers and directors of eResource Capital Group, Inc., hereby severally constitute and appoint Michael D. Pruitt and Arthur G. Weiss, and each of them, with full power of substitution, our true and lawful attorneys and agents, to execute in our names and on our behalf in the capacities indicated below, any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any and all other instruments which such attorneys and agents, or any one of them, deem necessary or advisable to enable eResource Capital Group, Inc. to comply with the Securities Act, the rules, regulations and requirements of the Securities Act in respect thereof, and the securities laws of any state or other political subdivision or jurisdiction; and the undersigned officers and directors do hereby severally ratify and confirm as our own acts and deeds all that such attorneys and agents, and each of them, shall do or cause to be done by virtue hereof. Any one of such attorneys and agents shall have, and may exercise, all of the powers hereby conferred.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated:

        SIGNATURE                              TITLE                         DATE
        ---------                              -----                         ----

/s/ Arthur G.Weiss                   Chairman of the Board                March 15, 2001
-------------------------------      and Director
Arthur G. Weiss

/s/ Michael D. Pruitt                Chief Executive Officer,             March 16, 2001
-------------------------------      President and Director
Michael D. Pruitt

/s/ Melinda Morris Zanoni            Executive Vice President and         March 16, 2001
-------------------------------      Director
Melinda Morris Zanoni

/s/ James A. Verbrugge               Director                             March 14, 2001
-------------------------------
James A. Verbrugge

/s/                                  Director
-------------------------------
Sylvia A. de Leon

/s/ William L. Wortman               Vice President, Treasurer and        March 16, 2001
-------------------------------      Chief Financial Officer
William L. Wortman

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                      EXHIBIT
------                                      -------


        3(i)      --       Restated Certificate of Incorporation, as filed with
                           the Secretary of State of Delaware (Incorporated by
                           reference to Exhibit 3.1 to the Company's Quarterly
                           Report for the quarter ended December 31, 2000 on
                           Form 10-QSB filed on February 14, 2000).

        3(ii)     --       Amended and Restated Bylaws of the Registrant
                           (Incorporated by reference to Exhibit 3.4 to the
                           Company's Annual Report on Form 10-KSB for the period
                           ended June 30, 2000).

        4.1       --       Registration Rights Agreement between the Company,
                           Four Corners Capital, LLC and DC Investment Partners
                           Exchange Fund, Ltd. dated January 23, 2001
                           (incorporated by reference to Exhibit 4.1 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.2       --       Registration Rights Agreement between the Company and
                           Acqua Wellington Value Fund, Ltd. dated January 23,
                           2001 (incorporated by reference to Exhibit 4.2 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.3       --       General Release and Settlement between the Company,
                           Four Corners Capital, LLC and DC Investment Partners
                           Exchange Fund Ltd. dated January 23, 2001.
                           (incorporated by reference to Exhibit 10.4 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.4       --       Option Agreement between the Company and Four Corners
                           Capital, LLC dated January 23, 2001 (incorporated by
                           reference to Exhibit 10.4 to the Company's Quarterly
                           Report for the quarter ended December 31, 2000 on
                           Form 10-QSB filed on February 14, 2001).

        4.5       --       Warrant between the Company and Four Corners Capital,
                           LLC dated January 23, 2001 (incorporated by reference
                           to Exhibit 10.4 to the Company's Quarterly Report for
                           the quarter ended December 31, 2000 on Form 10-QSB
                           filed on February 14, 2001).

        4.6       --       Warrant between the Company and DC Investment
                           Partners Exchange Fund Ltd. dated January 23, 2001
                           (incorporated by reference to Exhibit 10.4 to the
                           Company's Quarterly Report for the quarter ended
                           December 31, 2000 on Form 10-QSB filed on February
                           14, 2001).

        4.7       --       Warrant Certificate dated as of January 3, 2000
                           between the Company and Lazard Freres & Co., LLC,
                           which includes registration rights (incorporated by
                           reference to the Company's Quarterly Report for the
                           quarter ended March 31, 2000 on Form 10-QSB filed on
                           May 15, 2000 and amended on October 12, 2000).

        4.8       --       Warrant Certificate between the Company and Galland,
                           Kharasch, Greenberg, Fellman and Swirsky, P.C. dated
                           June 16, 1999 which includes registration rights.

        4.9       --       Warrant Certificate between the Company and Vance
                           Executive Protection, Inc. dated April 30, 1999 which
                           includes registration rights.

        5.1       --       Opinion and Consent of Rogers & Hardin LLP.

        23.1      --       Consent of Rogers & Hardin LLP (included in Exhibit
                           5.1 filed herewith).

        23.2      --       Consent of Ernst & Young LLP, independent
                           auditors to eResource Capital Group, Inc.
                           (to be filed by amendment)

        23.3      --       Consent of Waller, Crook & Jones, P.C., independent
                           auditors (DM Marketing, Inc.).

        24.1      --       Powers of Attorney (included on the signature page to
                           this Registration Statement).


                                       2